EXHIBIT 3.1.2

ROADSHIPS HOLDINGS INC.
WRITTEN CONSENT OF MAJORITY SHAREHOLDER IN LIEU OF MEETING

The undersigned, being the shareholder of a majority of the shares of voting stock issued and outstanding of Roadships Holdings Inc., a Delaware corporation (the “Corporation”), acting by written consent in lieu of meeting pursuant to the Delaware General Corporation Law Section 228, does hereby waive notice and adopt the following resolutions with the same force and effect as if such resolutions had been duly presented and adopted at a special meeting of the shareholders of the Corporation:

WHEREAS, the Board of Directors has deemed it advisable to issue 39,312 Class “B” Preferred shares to Michael Nugent, the Corporation’s Chief Executive Officer, in exchange for Mr. Nugent agreeing to retire $98,281.00 (USD) of debt owed to him by the Corporation;

WHEREAS, the Board of Directors has deemed it further advisable to issue 2,300,000,000 shares of common class stock at Par Value ($0.00001) to Michael Nugent, the Corporation’s Chief Executive Officer, in exchange for Mr. Nugent agreeing to retire an additional $23,000.00 (USD) of debt owed to him by the Corporation;

WHEREAS, the Board of Directors desires to issue the above said number of shares in the name Michael Nugent ATF Twenty Second Trust;

NOW, THEREFORE, be it:

RESOLVED, the majority shareholder hereby agrees with the Board of Directors to issue 39,312 Class “B” Preferred shares to Michael Nugent, the Corporation’s Chief Executive Officer in exchange for Mr. Nugent retiring $98,281.00 (USD) of debt owed to him by the Corporation; and be it further

RESOLVED, the majority shareholder hereby agrees with the Board of Directors to issue 2,300,000,000 shares of common class stock at Par Value ($0.00001) to Michael Nugent, the Corporation’s Chief Executive Officer, in exchange for Mr. Nugent retiring an additional $23,000.00 (USD) of debt owed to him by the Corporation;

RESOLVED, the Corporation shall issue the above said number of shares in the name Michael Nugent ATF Twenty Second Trust; and be it further

RESOLVED, that the Officer of said Corporation be, and they hereby are, authorized to sign any and all documents and perform any and all acts on behalf of the Corporation, in their discretion, deem necessary, desirable or appropriate for the issuance of the above referenced shares to Michael Nugent ATF Twenty Second Trust, and be it

FURTHER RESOLVED, that the Chief Executive Officer and Secretary of the Corporation hereby are, and each of them with the full authority to act without the others hereby is, authorized, in the name and on behalf of the Corporation, to execute all other documents necessary to facilitate the actions of the Corporation as described herein, including the appropriate notations and adjustments in the financial records of the Corporation.

IN WITNESS WHEREOF, I hereby set my hand this 12th day of March, 2013.

Micheal Nugent, Majority Shareholder